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                                                                    EXHIBIT 99.1

                              [HARTE HANKS LETTERHEAD]


FOR IMMEDIATE RELEASE
October 15, 1997



                 HARTE-HANKS COMPLETES SALE OF ITS NEWSPAPERS
                   AND TV STATION TO E.W. SCRIPPS COMPANY


SAN ANTONIO, TX - Harte-Hanks Communications, Inc. (NYSE: HHS) has completed the previously announced sale of its newspaper and television operations to the E.W. Scripps Company (NYSE: SSP) for approximately $790 million.

Commenting on the completion of the transaction, Harte-Hanks President and Chief Exeucutive Officer Larry Franklin said, "The sale of our newspapers and TV station is a key step in executing our strategy of becoming a targeted marketing company. Harte-Hanks will now derive 100% of its revenues from the direct marketing and shopper businesses. Our recently completed acquisition of the ABC Shoppers Group demonstrates our commitment to growing these businesses. Increasingly, we are focusing on building one-on-one relationships with our clients and their customers. We are convinced this is the right move for all our stakeholders."

This news release contains forward-looking statements that involve a number of risks and uncertainties which could cause actual results to differ materially. These include, but are not limited to, the success of the company's acquisition strategy, competitive pressures, fluctuations in paper prices, the outcome of proposed postal rate increases, and general or regional economic conditions.

Based in San Antonio, Texas, Harte-Hanks Communications owns and operates an international direct marketing company that provides a full range of specialized, coordinated and integrated direct marketing services including response management/teleservices, database marketing and marketing services. The company also owns and operates shoppers that are zoned into more than 750 separate editions reaching over 9 million households in five states each week.




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FOR MORE INFORMATION, CONTACT: JACQUES KERREST (210) 829-9140